SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

______________________________

Date of Report (Date of earliest event reported) July 21, 2004

Regal-Beloit Corporation

(Exact name of registrant as specified in its charter)

Wisconsin 1-7283 39-0875718

(State or other jurisdiction (Commission (IRS Employer

of incorporation) File Number) Identification No.)

200 State Street, Beloit, Wisconsin 53511

(Address of principal executive offices) (Zip Code)

(608) 364-8800

Registrant's telephone number, including area code

Item 7. Financial Statements and Exhibits.

  1. Not applicable.

  2. Not applicable.

  3. Exhibits. The following exhibit is being filed herewith.

(99) Press Release of REGAL-BELOIT CORPORATION dated July 21, 2004.

Item 9. Regulation FD Disclosure.

On July 21, 2004, REGAL-BELOIT CORPORATION (the “Company”) issued a press release disclosing, among other things, the Company’s second quarter financial results for the reporting period ended June 29, 2004. A copy of the Company’s press release is attached as Exhibit 99 to this Current Report on Form 8-K (this “Current Report”).

The Company intends that certain matters disclosed in this Current Report (including the exhibit hereto) are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control that could cause actual results to differ materially from those anticipated as of July 21, 2004. Factors that could cause such a variance include, but are not limited to, cyclical downturns affecting the markets for capital goods, substantial increases in interest rates which impact the cost of the Company’s outstanding debt, the success of the Company’s management in increasing sales and maintaining or improving the operating margins of its business, the availability of or material increases in the costs of select raw materials or parts, actions taken by competitors, and the Company’s ability to satisfy various covenant requirements under its credit facility. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this Current Report (including the exhibit hereto) are made only as of July 21, 2004, and the Company undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

REGAL-BELOIT CORPORATION

By: (s) David A. Barta

David A. Barta

Vice President, Chief Financial Officer

Dated: July 21, 2004

Exhibit 99

REGAL-BELOIT REPORTS 19% INCREASE

IN SECOND QUARTER 2004 EARNINGS PER SHARE

July 21, 2004 (Beloit, WI): James L. Packard, Chairman and Chief Executive Officer of REGAL-BELOIT CORPORATION (AMEX:RBC), today announced second quarter 2004 financial results.

Net income in the second quarter of 2004 was $7.6 million, a 17% increase from $6.5 million in the second quarter of 2003. For the first six months of 2004, net income rose 15% to $14.5 million from $12.6 million in comparable 2003. Earnings per share were $.31 and $.58 for the second quarter and first half of 2004, respectively, increases of 19% and 16% from $.26 and $.50 per share in the comparable periods of 2003.

Second quarter net sales of the Company increased 15% to $177.7 million, the highest quarterly sales in the history of REGAL-BELOIT, from $154.6 million in the second quarter a year ago. Sequentially, the sales growth was a 9% improvement from first quarter 2004 sales of $163.1 million. Both operating segments achieved double digit sales growth in the second quarter, Mechanical Group sales increasing 12% and Electrical Group sales 16% from comparable 2003. Six months sales of the Company of $340.7 million were 11% greater than $308.0 million in 2003. A broad based increase in demand in the Company’s markets was the primary factor in the sales increases. (See accompanying financial schedules for segment data.)

The Company’s income from operations increased in the second quarter to $14.2 million, a 15% increase from 2003’s second quarter. Due to non-recurring costs in the second quarter associated with plant consolidation activities, Mechanical Group income from operations in the second quarter increased just 3% over comparable 2003, despite a 12% Group sales increase and strong improvement in the Group’s other operating units. Electrical Group income from operations in the second quarter of 2004 increased 20% from a year ago. The impact of higher commodity costs muted the improvements achieved in income from operations for both Groups.

The Company’s long-term debt increased to $214.5 million at June 29, 2004 from $202.5 million at the end of the first quarter of the year. The increase was due primarily to the repurchase of 614,000 shares of REGAL-BELOIT stock as part of the Company’s $115 million convertible subordinated debt financing settled on April 5, 2004.

“We were extremely pleased with the increased demand for our products throughout the second quarter and the resultant 15% sales increase from 2003,” said Packard, Chairman and CEO. “Our order entry was strong in the second quarter, with total Company orders up 21%, led by a 23% increase in Electrical Group orders. While we were pleased with our earnings growth, plant consolidation costs and raw material cost increases prevented us from realizing even greater profit improvement. The consolidations are now essentially complete and we believe that the material costs will be balanced by our pricing actions and programs as the year continues.”

“The demonstrated recovery in our markets the past six months gives us the highest level of optimism we have felt over the past several years,” added Packard. “As always, there remain challenges that we must address and overcome, but believe we will see continued growth in both sales and earnings in the months ahead. For the third quarter of 2004, we estimate that our earnings will be in a range of $.33 - $.37 per share.”

REGAL-BELOIT CORPORATION is a leading manufacturer of mechanical and electrical motion control and power generation products serving markets throughout the world. REGAL-BELOIT is headquartered in Beloit, Wisconsin, and has manufacturing, sales, and service facilities throughout the United States and Canada, and in Europe and Asia.

REGAL-BELOIT will be holding a telephone conference call pertaining to this news release at 9:00 AM CDT (10:00 AM EDT) on Wednesday, July 21, 2004. Interested parties should call 1-800-559-2403 a few minutes before the call is scheduled, referencing the REGAL-BELOIT conference call. A replay of the call will be available from 12:00 PM CDT on July 21 through July 28, at 1-888-843-8996, access code 9463574.

CAUTIONARY STATEMENT

The following is a cautionary statement made under the Private Securities Litigation Reform Act of 1995: With the exception of historical facts, the statements contained in this news release may be forward looking statements. Actual results may differ from those contemplated. Forward looking statements involve risks and uncertainties, including but not limited to, the following risks: 1) cyclical downturns affecting the markets for capital goods, 2) substantial increases in interest rates that impact the cost of the Company’s outstanding debt, 3) our success in increasing sales and maintaining or improving the operating margins of our businesses, 4) the availability of or material increases in the costs of select raw materials or parts, 5) actions taken by our competitors, and 6) our ability to satisfy various covenant requirements under our credit facility. Investors are directed to the Company’s documents, such as its Annual Report on Form 10-K and Form 10-Q’s filed with the Securities and Exchange Commission.

# # #

Corporate Offices

200 State Street / Beloit, WI 53511-6254

608-364-8808 / Fax: 608-364-8818

Website: www.regal-beloit.com

STATEMENT OF INCOME		(Unaudited)
In Thousands of Dollars	Three Months Ended,		Six Months Ended
	06/29/04	06/30/03	06/29/04	06/30/03
Net Sales	$177,652	$154,645	$340,736	$307,969
Cost of Sales	136,811	117,261	261,708	234,352
Gross Profit	40,841	37,384	79,028	73,617
Operating Expenses	26,667	25,042	52,322	49,770
Income From Operations	14,174	12,342	26,706	23,847
Interest Expense	1,509	1,719	2,836	3,295
Interest Income	29	6	32	42
Income Before Income Taxes & Minority Interest	12,694	10,629	23,902	20,594
Provision For Income Taxes	4,558	3,988	8,594	7,723
Income Before Minority Interest	8,136	6,641	15,308	12,871
Minority Interest in Income, Net of Tax	507	158	819	320
Net Income	$ 7,629	$ 6,483	$14,489	$ 12,551
Per Share of Common Stock:
Earnings Per Share	$ .31	$ .26	$ .59	$ .50
Earnings Per Share-Assuming Dilution	$ .31	$ .26	$ .58	$ .50
Cash Dividends Declared	$ .12	$ .12	$ .24	$.24
Average Number of Shares Outstanding	24,450,391	25,031,250	24,744,342	25,028,200
Average Number of Shares Outstanding-Assuming Dilution	24,677,155	25,226,651	24,977,674	25,215,454

CONDENSED BALANCE SHEET
In Thousands of Dollars
	(Unaudited)	(Audited)
Assets	06/29/04	12/31/03
Current Assets:
Cash and Cash Equivalents	$ 15,588	$ 9,100
Receivables, less reserves of $1,385 in 2004 and $1,432 in 2003	99,346	85,468
Inventories	138,329	131,121
Other Current Assets	20,165	11,738
Total Current Assets	273,428	237,427
Net Property, Plant and Equipment	158,653	169,098
Goodwill	311,216	311,216
Other Noncurrent Assets	22,229	16,704
Total Assets	$765,526	$734,445
Liabilities and Shareholders’ Investment
Current Liabilities	$ 92,891	$ 77,326
Long-Term Debt	214,509	195,677
Other Noncurrent Liabilities	63,425	62,738
Shareholders’ Investment	394,701	398,704
Total Liabilities and Shareholders’ Investment	$765,526	$734,445

NOTES TO FINANCIAL STATEMENT

1. Certain footnotes and other information normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted from these statements, and therefore these statements should be read in conjunction with the Company’s 2003 Annual Report and Securities and Exchange Commission filings.

2. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the year. Certain items, such as income taxes, LIFO charges, and various other accruals, are included in these statements based on estimates for the entire year.

3. In 2004, the Company changed to a fiscal calendar based on equal 21 working day months, which resulted in June 29, 2004 being the fiscal second quarter end. In 2003, the Company’s fiscal calendar was the calendar month end.

SEGMENT INFORMATION

In Thousands of Dollars

	(Unaudited)
	Mechanical Group				Electrical Group
	Three Months Ended		Six Months Ended		Three Months Ended		Six Months Ended
	06/29/04	06/30/03	06/29/04	06/30/03	06/29/04	06/30/03	06/29/04	06/30/03
Net Sales	$51,142	$45,794	$98,040	$91,469	$126,510	$108,851	$242,696	$216,500

Income From Operations	$3,889	$3,782	$6,634	$6,555	$10,285	$8,560	$20,072	$17,292